Advaxis ANNOUNCES APPOINTMENT OF NEW MEMBER to ITS BOARD OF DIRECTORS

Princeton, NJ – July 16, 2013 – Advaxis, Inc., (OTCQB: ADXS and ADXSD), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced the appointment of David Sidransky, MD to its Board of Directors.

Dr. Sidransky is a renowned oncologist and research scientist named and profiled by TIME magazine in 2001 as one of the top physicians and scientists in America, recognized for his work with early detection of cancer. Since 1994, Dr. Sidransky has been the Director of the Head and Neck Cancer Research Division and Professor of Oncology, Otolaryngology, Genetics, and Pathology at Johns Hopkins University School of Medicine.

He has served as Chairman of the Board of Directors of Champions Oncology since October 2007 and was, until the merger with Eli Lilly, a director and Vice-Chairman of ImClone Systems, Inc. He is the Chairman of Tamir Biotechnology and serves on the Board of Directors of Rosetta Genomics, Immune Pharmaceuticals, and Celsus. He is serving and has served on scientific advisory boards of MedImmune, Roche, Amgen, and Veridex, LLC (a Johnson & Johnson diagnostic company), among others. Dr. Sidransky served as Director (2005-2008) of the American Association for Cancer Research (AACR).

“David’s extensive experience with both the science and business of oncology makes him an ideal addition to the Board of Directors of Advaxis,” commented Thomas A. Moore, Chairman and Chief Executive Officer of Advaxis. “His guidance and high standards will be invaluable in the advancement of Advaxis’ novel technology to registrational trials and beyond.”

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated cancers: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of

British Columbia, the Karolinska Institutet, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements that David Sidransky’s guidance and high standards will be invaluable in the advancement of Advaxis’ novel technology to registrational trials and beyond. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2012, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

Participation by Dr. Sidransky does not constitute or imply endorsement by the Johns Hopkins University or the Johns Hopkins Hospital and Health System.

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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